As filed with the Securities and Exchange Commission on March 14, 2012

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEAWRIGHT HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-1965220
(State of Incorporation)	(IRS Employer ID No.)

600 Cameron Street

Alexandria, Virginia 22314

(703) 340-1629

(Address and Telephone Number of Principal Executive Offices)

Joel Sens, Chief Executive Officer

Seawright Holdings, Inc.

600 Cameron Street

Alexandria, Virginia 22314

(703) 340-1629

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Investment Law Group of Gillett, Mottern & Walker, LLP

1230 Peachtree Street, N.E., Suite 2445

Atlanta, Georgia 30309

Telephone: (404) 607-6933

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (1)	2,600,000	$0.08	$208,000	$24.15

(1) Consists of an aggregate of 2,600,000 shares of Common Stock, par value $0.001 per share, authorized under the registrant’s 2012 Employee, Consultant and Advisor Stock Compensation Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on February 9, 2012.

(2) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

PART I

ITEM 1.      Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.     Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)	Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;
(b)	Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;
(c)	Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;
(d)	Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;
(e)	All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2010.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.     Interests of Named Experts and Counsel.

Counsel for the Registrant, Investment Law Group of Gillett, Mottern & Walker, LLP has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plans, will have been validly issued, fully paid, and nonassessable. Robert J. Mottern is a member of Investment Law Group of Gillett, Mottern & Walker, LLP and may be offered shares of Common Stock registered under this Registration Statement.

ITEM 6.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law further provides that indemnification shall be provided with respect to reimbursement of expenses incurred in defending any action, suit or proceeding if the party in question is successful on the merits or otherwise.

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Our certificate of incorporation limits the liability of our directors to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except in the case of:

▪	liability based on a breach of the duty of loyalty to us or our stockholders;
▪	liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
▪	liability based under Section 174 of Title 8 of the Delaware General Corporation Law; or
▪	liability for transactions from which the director derived an improper personal benefit.

Our by-laws provide that we shall indemnify a person made or threatened to be made a party to, or is otherwise involved in, any action, suit, claim, demand or proceeding, whether civil, criminal, administrative or investigative, by reason of that person’s present or former capacity as our director or as director of any of our subsidiaries, whether the basis of such proceeding is an alleged action or inaction by that person, to the fullest extent permitted by the laws of the state of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.     Exemption from Registration Claimed.

Not applicable.

ITEM 8.     Exhibit.

Exhibit No.	Exhibit
5	Opinion re: Legality.
10.1	2012 Employee, Consultant and Advisor Stock Compensation Plan.
10.2	Form on Stock Payment Agreement.
24.1	Consent of RBSM LLP to the use of its opinion included in the Annual Report of the Registrant on Form 10-K for the fiscal years ended December 31, 2009 and 2010.
24.2	Consent of Investment Law Group of Gillett, Mottern & Walker, LLP to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

ITEM 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
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PROVIDED, HOWEVER, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Virginia, on March 14, 2012.

SEAWRIGHT HOLDINGS, INC.
Date: March 14, 2012	/s/ Joel Sens
By: Joel Sens, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joel Sens Joel Sens	Chief Executive Officer and Director (Principal Executive Officer, Principal Financial and Accounting Officer)	March 14, 2012

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